Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports Fourth Quarter and Full Year 2009 Financial Results
DALLAS (April 1, 2010) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the year ended December 31, 2009. IOT announced today that the company reported net income applicable to common shares of $920,000 or $0.22 per share for the year ended December 31, 2009, as compared to a net income applicable to common shares of $26.7 million or $6.41 per share for the same period ended 2008. Net income for the last three months ended December 31, 2009 was $2.1 million or $0.49 per share, as compared to prior year net income applicable to common shares of $479,000 or $0.12 per share.
Results of the year ended December 31, 2009 to the year ended December 31, 2008
In 2009, IOT sold two commercial properties and in 2008, sold seven apartment complexes. These sales have liquidated IOT’s ownership of income-producing properties, resulting in land available for development or sale remaining as IOT’s sole operating segment.
The Company’s primary source of revenue is from the interest payments received on notes receivable. Interest income was $4.7 million for the twelve months ended December 31, 2009. Interest income for 2009, in comparison to the same period in 2008, has increased by $1.7 million. The increase is due to payments received on our notes receivable from Unified Housing Foundation, Inc., an affiliated entity. The receivables are from surplus cash flow notes. The entity is required to pay on the notes when they generate surplus cash flow, thus interest income is recorded when received.
Mortgage and loan interest expense was $1.9 million for the twelve months ended December 31, 2009. The mortgage and loan interest expense for 2009, in comparison to the same period in 2008, has decreased by $0.2 million due to a reduction of loan fees and interest expense.
Earnings from unconsolidated subsidiaries and investees were $18,000 for the twelve months ended December 31, 2009. Earnings from unconsolidated subsidiaries and investees in 2009, as compared to the same period in 2008, increased by $0.5 million due to the current earnings recorded on our investment in TCI Eton Square, LP and the prior year write off of the investment in Nakash Investment Associates.
There was no recorded income from involuntary conversion for the twelve months ended December 31, 2009. Income from involuntary conversion, in the prior year, was $7.4 million due to insurance proceeds received relating to the tornado damage incurred on the Falcon Point apartments.
Income from discontinued operations was $3,000 for the year ended 2009, as compared to $14.0 million for the same period ended 2008. Included in income from discontinued operations were two and nine properties for the years ended 2009 and 2008, respectively.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including office buildings, and undeveloped land. For more information, go to IOT’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
BALANCE SHEETS

	December 31,	December 31
	2009	2008
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$29,503	$39,255
Less accumulated depreciation	—	(2,313)

Total real estate	29,503	36,942
Notes and interest receivable from related parties	38,818	39,841
Less allowance for doubtful accounts	(1,826)	(1.826)

Total notes and interest receivable	36,992	380
Cash and cash equivalents	2	52
Investments in unconsolidated subsidiaries and investees	92	74
Receivable and accrued interest from related parties	46,676	38,203
Other assets	2,400	676

Total assets	$115,665	$113,962

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$37,080	$42,319
Liabilities related to assets held for sale	—	—
Accounts payable and other liabilities	6,891	869

	43,971	43,188
Commitments and contingencies:
Shareholders’ equity:
Common Stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2009 and 2008	42	42
Treasury Stock at cost	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	9,736	8,816

Total shareholders’ equity	71,694	70,774

Total liabilities and shareholders’ equity	$115,665	$113,962

INCOME OPPORTUNITY REALTY INVESTORS, INC
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2009	2008
	(dollars in thousands, except share and
	per share amounts)
Revenues:
Rental and other property revenues	$246	$310
Expenses:
Property operating expenses	191	381
Depreciation and amortization	40	60
General and administrative	405	599
Advisory fee to affiliates	881	895

Total operating expenses	1,517	1,935

Operating loss	(1,271)	(1,625)
Other income (expense):
Interest income	4,661	2,993
Mortgage and loan interest	(1,883)	(2,043)
Gain on involuntary conversion	—	7,356
Earnings from unconsolidated subsidiaries and investees	18	(458)
Net income fee to affiliates	(115)	(1,011)

Total other income (expenses)	2,681	6,837

Income (loss) before gain on land sales, non-controlling interest, and taxes	1,410	5,212

Income (loss) from continuing operations before tax	1,410	5,212
Income tax benefit (expense)	(493)	7,524

Net income (loss) from continuing operations	917	12,736

Discontinued operations:
Income (loss) from discontinued operations	5	21,497
Income tax benefit (expense) from discontinued operations	(2)	(7,524)

Net income (loss)	920	26,709
Net income (loss) attributable to non-controlling interests	—	—

Net income (loss) attributable to common shares	920	26,709
Earnings per share — basic
Income (loss) from continuing operations	$0.22	$3.06
Discontinued operations	—	3.35

Net income (loss) applicable to common shares	$0.22	$6.41

Earnings per share — diluted
Income (loss) from continuing operations	$0.22	$3.06
Discontinued operations	—	3.35

Net income (loss) applicable to common shares	$0.22	$6.41

Weighted average common share used in computing earnings per share	4,168,214	4,168,264
Weighted average common share used in computing diluted earnings per share	4,168.214	4,168,264